                                                                  Exhibit (l)(7)

                              MEMBERS MUTUAL FUNDS
                             SUBSCRIPTION AGREEMENT

     MEMBERS MUTUAL FUNDS, a statutory trust organized under the laws of the State of Delaware (the "Trust"), and CUNA MUTUAL LIFE INSURANCE COMPANY ("CUNA MUTUAL"), an insurance company organized under the laws of the State of Wisconsin, agree as follows:

     1.   OFFER AND PURCHASE.

     The Trust offers to CUNA Mutual, and CUNA Mutual agrees to purchase 500,000 Shares ($10 per share) of each of the Small Cap Value Fund and Small Cap Growth Fund, each a series of the Trust, to be allocated among any and all of the share classes in existence.

     CUNA Mutual acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from CUNA Mutual of an aggregate of $5,000,000 in full payment for the Shares.

     2.   REPRESENTATION BY CUNA MUTUAL.

     CUNA Mutual represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3.   LIMITATION OF LIABILITY.

     The Trust and CUNA Mutual agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

     4.   NO RIGHT OF ASSIGNMENT.

     CUNA Mutual's right under this Agreement to purchase the Shares is not assignable.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 30 day of November, 2006.

MEMBERS MUTUAL FUNDS                    CUNA MUTUAL LIFE INSURANCE COMPANY


By: /s/ David P. Marks                  By: /s/ Jeffrey D. Holley
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Name: David P. Marks                    Name: Jeffrey D. Holley
Title: President                        Title: Executive Vice President & CFO